ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”), which is made to be effective as of the Effective Date (as defined herein), is by and between Home Solutions of America, Inc., a Delaware corporation (“HSOA”), and RG Risk Management, Inc., a Texas corporation (“RGRM”).

WHEREAS, HSOA and RGRM are parties to that certain Asset Purchase and Indemnity Agreement (the “Asset Purchase Agreement”) by and among the Seller (as defined therein) and the Purchaser (as defined therein) dated as of October 16, 2007, pursuant to which the Seller and the Purchaser have agreed to consummate a transaction (the “Transaction”) whereby the Purchaser shall acquire certain assets of the Seller, subject to the terms and conditions of the Asset Purchase Agreement; and

WHEREAS, upon the closing of the Transaction, HSOA has agreed to enter into this Agreement with RGRM pursuant to which HSOA agrees to pay the Royalty (as defined below) to RGRM, subject to the terms and conditions hereof; and

WHEREAS, the parties desire to enter into this Agreement in order to confirm the terms and conditions upon which HSOA will pay such Royalty to RGRM.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Royalty. Subject to the other provisions of this Agreement, HSOA agrees to pay to RGRM a royalty equal to seven percent (7%) of all gross written premiums actually collected by HSOA or its subsidiaries, less reasonable costs of collection (“Collected Premiums”) that are generated under the PropertySMARTTM risk management program or a substantially similar property insurance program created by HSOA or any of its subsidiaries and derived from the PropertySMARTTM risk management program (the “Royalty”) during the Term (as defined herein). Notwithstanding anything else to the contrary contained herein, RGRM acknowledges and agrees that HSOA has no obligation whatsoever to operate or maintain the PropertySMARTTM risk management program or any other similar risk management program and that HSOA may discontinue the PropertySMARTTM risk management program or any other similar risk management program at any time and for any reason, as determined by HSOA in its sole discretion.

2. Payments. HSOA will make a Royalty payment to RGRM within 15 calendar days following the end of each fiscal quarter occurring during the Term for all Collected Premiums received by HSOA or its subsidiaries in such fiscal quarter. The Royalty is payable in immediately available funds and payment shall be made to the address provided for RGRM in Section 8 of this Agreement or such other place as RGRM may designate from time to time. HSOA and RGRM acknowledge and agree that the Royalty due to RGRM hereunder is fair and equitable and constitutes part of the consideration to the Seller for the Transaction.

3. Term. The term of this Agreement will commence upon the date that the transactions contemplated by the Asset Purchase Agreement close (the “Effective Date”) and will terminate on the tenth (10th) anniversary of the Effective Date (the “Term”), unless earlier terminated by the mutual agreement of the parties or by HSOA upon RGRM’s material breach of any provision of this Agreement that is not cured by RGRM within thirty (30) days after HSOA’s written notice to RGRM of such breach. After the expiration of the initial Term, this Agreement may be renewed upon such terms and conditions as are mutually agreed to by the parties.

4. Reporting. HSOA will provide RGRM with a report showing Collected Premiums by client, on a fiscal quarter basis.

5. Audits. HSOA will provide RGRM with a copy of its audited financial statements on an annual basis.

6. Representations and Warranties. To the best of its knowledge, RGRM represents and warrants that:

(a) Except pursuant to the Asset Purchase Agreement, Restoration Group America, Inc., a Texas corporation (“Restoration Group America”), has not assigned, transferred, conveyed or otherwise encumbered any right, title and interest under any license or other agreements relating to the PropertySMARTTM risk management program.

(b) Immediately prior to the Effective Date, Restoration Group America was the sole and exclusive owner of the PropertySMARTTM risk management program, free and clear of any liens, charges and encumbrances. No other person or entity other than HSOA and its subsidiaries has any claim with respect to the PropertySMARTTM risk management program whatsoever.

(c) Immediately prior to the Effective Date, Restoration Group America had the sole, full and clear title to the patents shown on Schedule A hereto for the goods and services covered by the registrations thereof or applications therefor. None of such trademarks and patents have been abandoned or dedicated to the public. RGRM, however, makes no representation that the applications currently filed with the United States Patent and Trademark Office will actually result in registrations.

(d) Restoration Group America has not granted any license or entered into any contract or agreement or granted any security interest that in any way hinders or prohibits its right, power, and authority to grant all of the right, title, and interest the PropertySMARTTM risk management program to the Purchaser under the Asset Purchase Agreement.

(e) The PropertySMARTTM risk management program does not infringe any rights owned or possessed by any third party, nor is there any valid ground for a claim that challenges the validity, enforceability, ownership or right of Restoration Group America to PropertySMARTTM risk management program. There are no claims, judgments or settlements to be paid by Restoration Group America or pending claims or litigation or threatened, relating to the PropertySMARTTM risk management program.

7. Indemnity. RGRM shall indemnify and hold harmless HSOA, its subsidiaries and their respective officers directors, affiliates employees and agents from and against any claim or loss, and any cost associated therewith (including but not limited to reasonable attorneys' fees), with respect to the breach of any representation, warranty or covenant of RGRM contained herein.

8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered, delivered by nationally recognized overnight delivery service guaranteeing at least second business day delivery, or (b) on the date of delivery as evidenced by the return receipt or similar evidence or on the fifth calendar day after mailing, whichever is earlier in time, if mailed, by registered or certified mail or delivered by any express delivery service, postage prepaid, and properly addressed as set forth below or at such other address as the addressee may have previously specified by notice delivered in accordance with this paragraph.

If to RGRM:

RG Risk Management, Inc.
Attention: James Rea
1507 Capital Avenue, Suite 101
Plano, Texas 75074
Facsimile: (972) 665-0865

With a copy (which shall not constitute notice) to:

Hughes & Luce LLP
1717 Main Street
Suite 2800
Dallas, Texas 75201
Attention: I. Bobby Majumder, Esq.
Facsimile: (214) 939-5849

If to HSOA:

Home Solutions of America, Inc.
Attention: Jeffrey M. Mattich, CFO
1500 Dragon Street, Suite B
Dallas, Texas 75207
Facsimile: (214) 333-9435

9. Force Majeure. For the period and to the extent that a party is disabled from fulfilling in whole or in part its obligations under this Agreement where such disability arises by reason of an event of force majeure (including any law or government regulation or any act of God, flood, war, revolution, civil commotion, political disturbance, strike, lockout, fire, explosion, breakdown of plant or machinery, shortages of transportation, facilities, fuel, energy, labor or materials or any other cause whatsoever over which such party has no direct control), such party will be released from such obligations until the abatement of such disability. Notice of any such disability and any abatement will be promptly given to the other party by the party claiming the benefit of this Section 9.

10. Severability. To the extent permitted by law, if it should ever be held that any provision contained in this Agreement does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court so holding will at the request of either party hereto reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area, and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth in this Agreement; and the court will enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision contained in this Agreement will be held to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then such provisions will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically by the parties as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11. Amendment; Waiver. No amendment, modification or waiver of any of the provisions of this Agreement, or any future representation or promise, will be binding upon the parties unless agreed to in writing by the party to be bound thereby. The waiver by either party hereto of a breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

12. Binding on Successors. The provisions of this Agreement will be binding upon and inure to the benefit of the parties, their successors and assigns. HSOA may assign its obligations under this Agreement to any successor of HSOA or to any purchaser acquiring the PropertySMARTTM risk management program upon written notice to RGRM.

13. Captions; Facsimile Signatures. Captions contained in this Agreement are solely for convenience of reference and will not be deemed to affect the interpretation or meaning of any of the provisions of this Agreement. A photographic, photostatic, facsimile or similar reproduction of a signature of this Agreement by or on behalf of any party hereto will be regarded as signed by that party for the purposes of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions thereof. Any action or proceeding arising out of or related in any way to this Agreement may be brought in any state or federal court of competent jurisdiction sitting in Dallas County, Texas.

16. Attorneys’ Fees. If any action or proceeding is brought under this Agreement, the prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys’ fees.

17. No Third Party Beneficiaries. None of the obligations hereunder of either party shall run to or be enforceable by any party other than a party to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

18. Offset - Legal Fees. RGRM hereby grants HSOA the right to offset and credit against the quarterly Royalty payments due to RGRM hereunder, up to $50,000 in legal fees paid by HSOA on behalf of RG America, Inc. and its subsidiaries in accordance with Section 2.01 of the Asset Purchase Agreement. The amount of offset to be deducted from each Royalty payment due to RGRM hereunder shall not exceed twenty percent (20%) of such Royalty payment. HSOA’s offset rights hereunder shall continue until HSOA is repaid in full for all legal fees paid by HSOA on behalf of RG America, Inc. and its subsidiaries in accordance with Section 2.01 of the Asset Purchase Agreement.

19. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement on the date first above written.

HOME SOLUTIONS OF AMERICA, INC.

By:	/s/ Jeff Mattich
Name:	Jeff Mattich
Title:	Chief Financial Officer

RG RISK MANAGEMENT, INC.

By:	/s/ James A. Rea
Name:	James A. Rea
Title:	President